FORM 5
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                                                          OMB APPROVAL
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                                                  OMB Number           3235-0362
                                                  Expires:     January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 1.0
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[X]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

J & J Holdings, Inc.
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   (Last)                            (First)              (Middle)

223 Holton Court
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                                    (Street)

Genoa                              Nevada                   89411
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   (City)                            (State)                (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

Legends of the Faith, Inc. (Trading Symbol not yet available)
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3.   IRS Identification Number of Reporting Person, if an entity (Voluntary)

88-0314494
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4.   Statement for Month/Year

January 31, 2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

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7.   Individual or Joint/Group Reporting
     (Check applicable line)

     [X]  Form Filed by One Reporting Person
     [_]  Form Filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                          5.             6.
                                                          4.                              Amount of      Owner-
                                                          Securities Acquired (A) or      Securities     ship
                                                          Disposed of (D)                 Beneficially   Form:     7.
                                                          (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                               2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                             Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security              Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                     (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                                                                              11,113,406     D
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Common Stock                   04/02/01       S4               54,000     D      $0.25
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Common Stock                   04/09/01       S4               24,000     D      $0.25
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Common Stock                   04/10/01       S4                  700     D      $0.25
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Common Stock                   04/11/01       S4               40,000     D      $0.25
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Common Stock                   05/15/01       S4                4,400     D      $0.25
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Common Stock                   06/15/01       S4              392,900     D      $0.25
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Common Stock                   06/16/01       S4               46,400     D      $0.25
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Common Stock                   07/15/01       S4              600,000     D      $0.05
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Common Stock                   08/05/01       S4              158,664     D      $0.25
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Common Stock                   08/25/01       S4               22,400     D      $0.25
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Common Stock                   09/05/01       S4                8,000     D      $0.25
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Common Stock                   11/15/01       S4              227,500     D      $0.25
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Common Stock                   11/15/01       S4               49,000     D      $0.05
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Common Stock                   12/01/01       S4              151,000     D      $0.50
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Common Stock                   12/15/01       S4              157,200     D      $0.50
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Common Stock                   01/05/02       S4                1,440     D      $0.25
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Common Stock                   01/05/02       S4               16,500     D      $0.50
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*  If the form is filed by more than one Reporting Person, see Instruction
   4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
                                                                 SEC 2270 (3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:


J&J Holdings, Inc.

/s/ John Jackson                                               05/01/02
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Name: John Jackson
Title: President
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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